Exhibit 99.2

L-3 Communications Corporation

600 Third Avenue, 35th Floor

New York, NY 10016

212-805-5456 Fax 212-805-5252

Allen E. Danzig
Vice President
Assistant General Counsel and Assistant Secretary

June 26, 2012

To the Executive Officers and Board of Directors of L-3 Communications Holdings, Inc.

(“L-3” or the “Company”):

Re:	L-3 COMMUNICATIONS HOLDINGS, INC.

Notice of Restriction on Transactions in L-3 Common Stock

Ladies and Gentlemen,

In connection with the Engility spin-off, participants with an account balance invested in the L-3 Stock Fund under the L-3 Communications Master Savings Plan (“MSP”) and Aviation Communication and Surveillance Systems 401(k) Plan (“ACSS Plan”) will be credited with shares of Engility common stock in the spin-off distribution, and the Engility Stock Fund will be added as a new investment option under the MSP and ACSS Plan. As a result, participants in each of the MSP and ACSS Plan will be unable temporarily to request exchanges, obtain a loan or request distributions involving assets invested in the L-3 Stock Fund. This time period (referred to as the “Blackout Period”) will begin at 4:00 p.m. Eastern time on July 16, 2012 and is expected to end on July 19, 2012 or as soon as administratively possible thereafter.

The Blackout Period coincides with a time period during which, as you are aware, the Company is in a closed “Window Period” under its Insider Trading Policy, and therefore, your ability to purchase or sell L-3 common stock is already restricted. Nonetheless, under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, you are generally prohibited from directly or indirectly purchasing or acquiring any of the Company’s common stock due to your service as an executive officer or director of L-3, and you may not directly or indirectly sell or transfer any L-3 common stock that you acquired in connection with your service as an executive officer or director regardless of whether you are a participant in either the MSP or ACSS Plan. L-3 common stock subject to these restrictions includes any shares you received under the L-3 Communications Holdings, Inc. Amended and Restated 1999 Long Term Performance Plan, the L-3 Communications Holdings, Inc. 2008 Amended and Restated Long Term Performance Plan or the L-3 Communications Holdings, Inc. Amended and Restated 2008 Directors Stock Incentive Plan. You also may not exercise any stock options during the Blackout Period that you received under any of the above plans or the L-3 Communications Holdings, Inc. Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors.

June 26, 2012

Executive Officers and Board of Directors

In addition, the rule against “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of L-3 common stock by immediate family members living with you or trusts or other entities in which you have an interest.

There may be exceptions for a limited number of transactions. However, the rules are complex and the criminal and civil penalties that could be imposed upon executive officers or directors who violate them could be severe. Therefore, please contact me directly at 212.805.5456 before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of the Company’s common stock during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period, or if you have any questions concerning this notice.